Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699
N           E           W           S           R           E           L            E           A           S           E
AT THE COMPANY:
Kenneth Boerger
VP/Treasurer
(419) 325-2279
FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 1, 2007
LIBBEY INC. ANNOUNCES THIRD QUARTER RESULTS
•	Sales Increase 10.5 Percent

•	Net Income of $0.4 Million, or $0.03 Per Share

•	Income From Operations of $14.7 Million, Up 35.4 Percent Versus Prior-Year Quarter

•	EBITDA of $28.0 Million, $3.0 Million Better Than Upper End of Guidance
TOLEDO, OHIO, NOVEMBER 1, 2007—Libbey Inc. (NYSE: LBY) announced today that sales increased 10.5 percent to $202.4 million from $183.3 million in the third quarter of 2006. Libbey reported net income of $0.4 million, or $0.03 per diluted share, for the third quarter ended September 30, 2007, compared to a net loss of $3.3 million, or a loss of $0.23 per diluted share, in the prior year quarter.
Third Quarter Results
For the quarter-ended September 30, 2007, sales increased 10.5 percent to $202.4 million from $183.3 million in the year-ago quarter. The increase in sales was broad-based and included a 27.3 percent increase in International sales, as shipments to Royal Leerdam and Crisal glassware customers increased more than 14 percent and Libbey China had a full quarter of shipments. In addition, North American Glass sales increased 7.6 percent, benefiting from more than a 9 percent increase in shipments to U.S. and Canadian foodservice and retail glassware customers. Shipments of Crisa glassware were up over 5 percent. North American Other sales increased 5.7 percent on the strength of increases of more than 7 percent in shipments of World Tableware and Traex products.
The Company reported income from operations of $14.7 million during the quarter, compared to income from operations of $10.8 million in the year-ago quarter. Factors contributing to the
-More-

Libbey Inc.
Add 1
increase in income from operations were higher sales and related margins, savings from the capacity realignment at Crisa and higher production activity. Partially offsetting these improvements were $1.0 million in increased natural gas costs.
Libbey reported that EBITDA, as detailed on Table 4, increased to $28.0 million in the third quarter of 2007, compared to EBITDA of $20.2 million in the year-ago quarter. The increase in EBITDA was driven by higher sales and production activity, a foreign currency exchange rate gain of $1.9 million and the savings realized from the capacity realignment at Crisa in Mexico.
Interest expense increased $1.4 million compared to the year-ago period as a result of higher debt and higher average interest rates.
The effective tax rate was -162 percent for the quarter and was primarily driven by tax incentives and interest expense benefits related to the refinancing completed on June 16, 2006. Libbey reported its net income was $0.4 million, or $0.03 per diluted share, compared to a diluted loss per share of $0.23 in the third quarter of 2006.
Nine-Month Results
For the nine months ended September 30, 2007, sales increased 23.7 percent to $589.0 million from $476.1 million in the year-ago period. The increase in sales was primarily attributable to the consolidation of the sales of Crisa, a 17 percent increase in sales to export customers outside of North America and increases of more than 5 percent in shipments to U.S. and Canadian foodservice and retail glassware customers resulting in 28.7 percent growth in North American Glass. International sales grew 26.5 percent as sales for the first nine months of 2007 included Libbey China shipments and sales to Royal Leerdam customers and Crisal customers each increased over 19 percent as compared to the first nine months of 2006. North American Other sales increased 4.7 percent on the strength of higher sales of World Tableware products. On a pro forma basis, giving effect to the consolidation of Crisa, as detailed in the attached Table 3, sales increased 7.1 percent in total.
Libbey reported income from operations of $45.6 million during the first nine months of 2007, compared to income from operations of $9.8 million during the year-ago period. Adjusted income from operations, excluding special charges (see Table 2), was $45.6 million for the first nine months of 2007, compared to $24.9 million for the year-ago period. Primary contributors to the increase in adjusted income from operations were the consolidation of Crisa, higher sales and related margins and higher production activity.
For the first nine months of 2007, EBITDA, as detailed on Table 4, was $81.3 million, compared to EBITDA of $36.5 million for the first nine months of 2006 and a 16.6 percent increase over pro forma adjusted EBITDA of $69.7 million during the first nine months of 2006, as detailed on Table 3.
Interest expense increased $19.6 million compared to the year-ago period. Contributing to the increase in interest expense were higher debt and higher average interest rates resulting from the refinancing completed on June 16, 2006.
-More-

Libbey Inc.
Add 2
The effective tax rate for the first nine months of 2007 was -290 percent, primarily driven by tax incentives and interest expense benefits related to the refinancing completed on June 16, 2006. The Company recorded net income of $2.6 million for the first nine months of 2007, or $0.18 per diluted share, compared to a net loss of $12.4 million, or a loss of $0.87 per diluted share, in the year-ago period.
Cash Flow
Cash flow from operations during the third quarter of 2007 increased to $11.4 million as compared to $11.1 million in the year-ago period, primarily as the result of the higher earnings during the quarter.
Working capital, defined as inventories and accounts receivable less accounts payable, increased by $27.1 million from $195.9 million at September 30, 2006, to $223.0 million at September 30, 2007. Key drivers of the higher working capital were higher inventories and higher receivables, as the result of seasonal working capital needs, higher sales and working capital requirements of the new Libbey China operations.
Libbey reported that it had available capacity of $105.0 million under its Asset Based Loan (ABL) credit facility as of September 30, 2007, compared to availability of $84.0 million at June 30, 2007 and availability of $39.5 million at September 30, 2006.
Outlook for 2007
John F. Meier, chairman and chief executive officer, commenting on the quarter, said, “We are pleased with the strength of our core business performance as shipments to U.S. and Canadian foodservice and retail glassware customers were strong and sales to European glassware customers were especially robust.” He added, “We expect fourth quarter sales to be in the range of $218 million to $223 million, an increase of 2.2 to 4.5 percent compared to fourth quarter sales in 2006. Earnings before interest, taxes, depreciation and amortization (EBITDA) are expected to be between $25 million and $28 million in the fourth quarter of 2007, resulting in EBITDA for the full year 2007 of approximately $106 million to $109 million on projected sales of $807 million to $812 million.”
Libbey announced that sales from its new Chinese production facility to foodservice glassware customers within China were in line with its expectations and that Libbey will be adding manufacturing capacity to its existing facility in China. The additional capacity is expected to be available in March 2008.
Webcast Information
Libbey will hold a conference call for investors on Thursday, November 1, 2007, at 11 a.m. Eastern Daylight Time. The conference call will be simulcast live on the Internet on both
-More-

Libbey Inc.
Add 3
www.libbey.com and http://phx.corporate-ir.net/phoenix.zhtml?p=irol-
eventDetails&c=64169& eventID=1673087. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for 30 days after the conclusion of the call.
This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements only reflect the Company’s best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty, that actual results may differ materially from such statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K filed with the Commission on March 16, 2007. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per unit costs for natural gas, electricity, corrugated packaging, and other purchased materials; higher indebtedness related to the Crisa acquisition; higher interest rates that increase the Company’s borrowing costs; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company’s products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Crisa, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company’s operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. With respect to its expectations regarding the Crisa acquisition, these factors also include the ability of Vitro to supply necessary services to Crisa.
Libbey Inc.:
•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is expanding its international presence with facilities in China, Mexico, the Netherlands and Portugal;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.
Based in Toledo, Ohio, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse
-More-

Libbey Inc.
Add 4
China subsidiary designs, manufactures and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. Its Traex subsidiary, located in Wisconsin, designs, manufactures and distributes an extensive line of plastic items for the foodservice industry. In 2006, Libbey Inc.’s net sales totaled $689.5 million.
-More-

Table 1
Summary of Special Charges
(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Crisa Restructuring:
Inventory write-down	$—	$—	$—	$2,543

Included in Cost of sales	—	—	—	2,543

Fixed asset related	$—	$—	$—	$12,587

Included in Special charges	—	—	—	12,587

Crisa Restructuring	$—	$—	$—	$15,130

In June 2006, Libbey announced plans to consolidate Crisa’s two principal manufacturing facilities and recorded a pretax charge of $15,130 in the second quarter of 2006.

Write-off of finance fees:
Write-off of finance fees	—	—	—	$4,906

Included in Interest expense	$—	$—	$—	$4,906

In June 2006, Libbey wrote off unamortized finance fees related to debt refinancing at Libbey and Crisa.

Total Special charges	$—	$—	$—	$20,036

Special charges classifications as shown in the Condensed Consolidated Statement of Operations :

Cost of sales	$—	$—	$—	$2,543
Special charges	—	—	—	12,587
Interest expense	—	—	—	4,906

Total special charges	$—	$—	$—	$20,036

In accordance with the SEC’s Regulation G, the following tables 2, 3, 4 and 5 provide non-GAAP measures used in the earnings release and the reconciliation to the most closely related Generally Accepted Accounting Principles (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey’s core business and trends. In addition, it is the basis on which Libbey’s management internally assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors’ understanding of Libbey’s business and performance, these non-GAAP measures should not be considered an alternative to GAAP.
Table 2
Reconciliation of Non-GAAP Financial Measures for Special Charges
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Income from operations	$14,679	$10,839	$45,582	$9,788
Special charges (excluding write-off of finance fees) — pre-tax	—	—	—	15,130

Adjusted income from operations	$14,679	$10,839	$45,582	$24,918

Table 3
Summary Consolidated Pro-forma Results
(Dollars in thousands)
The following table presents the impact of the Crisa acquistion (closed on June 16, 2006) as if it occurred on January 1, 2006.

Nine months
ended
September 30, 2006
Libbey
Net sales	$428,254
Earnings before interest and tax (EBIT)	21,641
Less: minority interest (5% for Crisal)	(66)

EBIT	21,575
Pro forma adjustments:
Equity earnings	(1,986)

Libbey pro forma EBIT	19,589
Depreciation & amortization (adjusted for minority interest)	23,890

Libbey pro forma earnings before interest, tax, depreciation and amortization (EBITDA)	$43,479

Crisa
Net sales	$145,625
Earnings (loss) before interest and tax (EBIT)	(4,200)
Add: special charges	15,130

Adjusted EBIT	10,930
Pro forma adjustments:
Pension expense	2,638
Profit sharing expense	1,560
Vitro corporate tax	1,286
Rent expense	470
Other	(36)

Total Crisa pro forma adjustments	5,918

Crisa adjusted pro forma EBIT	16,848

Depreciation & amortization	9,408

Crisa adjusted pro forma earnings before interest, tax, depreciation and amortization (EBITDA)	$26,256

Net sales adjustments and eliminations	(23,687)
Libbey consolidated
Pro forma net sales	$550,192

Pro forma adjusted EBIT	$36,437

Pro forma adjusted EBITDA	$69,735

Table 4
Reconciliation of Net Income to Earnings Before Interest, Taxes,
Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(Dollars in thousands)

	Three Months ended September 30,		Nine Months ended September 30,
	2007	2006	2007	2006
Reported net income (loss)	$445	$(3,307)	$2,647	$(12,361)

Add:
Interest expense	16,956	15,551	48,949	29,360
Benefit for income taxes	(1,161)	(3,116)	(1,969)	(7,535)
Depreciation and amortization (2006 adjusted for minority interest)	11,785	11,060	31,711	27,048

EBITDA	$28,025	$20,188	$81,338	$36,512

Add:
Special charges	—	—	—	$15,130

Adjusted EBITDA	$28,025	$20,188	$81,338	$51,642

Table 5

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow (Dollars in thousands)

Net cash provided by operating activities	$11,352	$11,149	$15,677	$31,524
Capital expenditures	(9,366)	(20,301)	(31,992)	(54,557)
Acquisitions and related costs	—	(424)	—	(77,995)
Proceeds from asset sales and other	678	—	2,631	—

Free cash flow	$2,664	$(9,576)	$(13,684)	$(101,028)

Table 6
Summary Business Segment information
(Dollars in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Net Sales:
North American Glass	$140,983	$131,005	$412,672	$320,669
North American Other	29,410	27,821	87,335	83,381
International	35,783	28,108	97,801	77,289
Eliminations	(3,745)	(3,678)	(8,758)	(5,219)

Consolidated Net Sales	$202,431	$183,256	$589,050	$476,120

Earnings (Loss) Before Interest & Taxes (EBIT):
North American Glass	$11,318	$8,144	$38,802	$1,650
North American Other	3,243	1,681	11,293	4,822
International	1,679	(719)	(468)	3,058

Consolidated EBIT	$16,240	$9,106	$49,627	$9,530

Depreciation & Amortization:
North American Glass	$7,638	$7,219	$19,841	$17,005
North American Other	831	805	2,592	2,534
International	3,316	2,647	9,278	7,673

Consolidated Depreciation & Amortization	$11,785	$10,671	$31,711	$27,212

Reconciliation of EBIT to Net Income (Loss):
Segment EBIT	$16,240	$9,106	$49,627	$9,530
Interest Expense	(16,956)	(15,551)	(48,949)	(29,360)
Benefit for Income Taxes	1,161	3,116	1,969	7,535
Minority Interest	—	22	—	(66)

Net Income (Loss)	$445	$(3,307)	$2,647	$(12,361)

Note:
North American Glass—includes sales of glass tableware from subsidiaries throughout the United States, Canada and Mexico.
North American Other—includes sales of ceramic dinnerware, metal tableware, holloware and serveware and plastic items.
International—includes worldwide sales of glass tableware from subsidiaries outside the United States, Canada and Mexico.

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2007	September 30, 2006
Net sales	$202,431	$183,256
Freight billed to customers	507	1,004

Total revenues	202,938	184,260

Cost of sales	164,688	152,692

Gross profit	38,250	31,568

Selling, general and administrative expenses	23,571	20,729

Income from operations	14,679	10,839
Other income (expense)	1,561	(1,733)

Earnings before interest, income taxes and minority interest	16,240	9,106

Interest expense	16,956	15,551

Loss before income taxes and minority interest	(716)	(6,445)

Benefit for income taxes	(1,161)	(3,116)

Income (loss) before minority interest	445	(3,329)

Minority interest	—	22

Net income (loss)	$445	$(3,307)

Net income (loss) per share:

Basic	$0.03	$(0.23)

Diluted	$0.03	$(0.23)

Weighted average shares:
Outstanding	14,535	14,254

Diluted	15,158	14,254

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per-share amounts)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2007	September 30, 2006 (2)
Net sales	$589,050	$476,120
Freight billed to customers	1,531	2,387

Total revenues	590,581	478,507

Cost of sales (1)	475,727	396,621

Gross profit	114,854	81,886

Selling, general and administrative expenses	69,272	59,511
Special charges (1)	—	12,587

Income from operations	45,582	9,788
Equity earnings — pretax	—	1,986
Other income (expense)	4,045	(2,244)

Earnings before interest, income taxes and minority interest	49,627	9,530

Interest expense (1)	48,949	29,360

Income (loss) before income taxes and minority interest	678	(19,830)

Benefit for income taxes	(1,969)	(7,535)

Income (loss) before minority interest	2,647	(12,295)

Minority interest	—	(66)

Net income (loss)	$2,647	$(12,361)

Net income (loss) per share:
Basic	$0.18	$(0.87)

Diluted	$0.18	$(0.87)

Weighted average shares:
Outstanding	14,445	14,139

Diluted	15,021	14,139

(1)	Refer to Table 1 for special charges detail.

(2)	Crisa results for January 1, 2006 through June 15, 2006 are reflected in equity earnings. Crisa results for June 16, 2006 through September 30, 2006 are included in the consolidated statement of operations above.

LIBBEY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
ASSETS

Cash	$13,406	$41,766	$37,804
Accounts receivable — net	108,993	96,783	101,570
Inventories — net	185,776	159,123	167,859
Deferred taxes	4,120	4,120	3,529
Other current assets	11,329	19,052	17,213

Total current assets	323,624	320,844	327,975

Other assets	45,190	38,674	55,058

Goodwill and purchased intangibles — net	207,829	206,372	196,755

Property, plant and equipment — net	320,440	312,241	309,777

Total assets	$897,083	$878,131	$889,565

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable	$1,637	$226	$422
Accounts payable	71,824	67,493	73,559
Accrued liabilities	86,355	78,946	77,308
Payable to Vitro	19,471	—	—
Pension liability (current portion)	1,389	1,389	—
Nonpension postretirement benefits (current portion)	3,252	3,252	—
Other current liabilities	2,992	1,487	3,509
Long-term debt due within one year	794	794	825

Total current liabilities	187,714	153,587	155,623

Long-term debt	489,311	490,212	484,035
Pension liability	75,372	77,174	78,061
Nonpension postretirement benefits	37,608	38,495	43,673
Payable to Vitro	—	19,673	19,479
Other liabilities	8,809	11,140	4,290

Total liabilities	798,814	790,281	785,161
Minority interest	—	—	100

Total liabilities and minority interest	798,814	790,281	785,261

Common stock, treasury stock, capital in excess of par value and warrants	178,408	174,141	172,698
Retained deficit	(38,750)	(40,282)	(31,388)
Accumulated other comprehensive loss	(41,389)	(46,009)	(37,006)

Total shareholders’ equity	98,269	87,850	104,304

Total liabilities and shareholders’ equity	$897,083	$878,131	$889,565

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	THREE MONTHS ENDED
	September 30, 2007	September 30, 2006
Operating activities
Net income (loss)	$445	$(3,307)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	11,785	10,671
Change in accounts receivable	(197)	(2,624)
Change in inventories	(8,750)	(5,600)
Change in accounts payable	5,390	17,373
Pension & nonpension postretirement	(5,042)	3,225
Other operating activities	7,721	(8,589)

Net cash provided by operating activities	11,352	11,149

Investing activities
Additions to property, plant and equipment	(9,366)	(20,301)
Business acquisition and related costs — net of cash acquired	—	(424)
Proceeds from asset sales and other	678	—

Net cash used in investing activities	(8,688)	(20,725)

Financing activities
Net borrowings	(4,579)	21,036
Debt financing fees	—	(1,112)
Dividends	(364)	(356)
Other	(138)	1,078

Net cash (used in) provided by financing activities	(5,081)	20,646

Effect of exchange rate fluctuations on cash	247	73

(Decrease) increase in cash	(2,170)	11,143

Cash at beginning of period	15,576	26,661

Cash at end of period	$13,406	$37,804

LIBBEY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Dollars in thousands)
(unaudited)

	NINE MONTHS ENDED
	September 30, 2007	September 30, 2006
Operating activities
Net income (loss)	$2,647	$(12,361)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	31,711	27,212
Equity earnings — net of tax	—	(1,378)
Gain on asset sales	(1,268)	—
Change in accounts receivable	(6,476)	5,030
Change in inventories	(24,128)	(2,678)
Change in accounts payable	2,635	2,061
Special charges	(767)	18,859
Pension & nonpension postretirement	(2,805)	9,428
Other operating activities	14,128	(14,649)

Net cash provided by operating activities	15,677	31,524

Investing activities
Additions to property, plant and equipment	(31,992)	(54,557)
Business acquisition and related costs — net of cash acquired	—	(77,995)
Proceeds from asset sales and other	2,631	—

Net cash used in investing activities	(29,361)	(132,552)

Financing activities
Net borrowings	(13,877)	150,666
Debt financing fees	—	(15,468)
Dividends	(1,083)	(1,059)
Other	(138)	1,273

Net cash (used in) provided by financing activities	(15,098)	135,412

Effect of exchange rate fluctuations on cash	422	178

(Decrease) increase in cash	(28,360)	34,562

Cash at beginning of period	41,766	3,242

Cash at end of period	$13,406	$37,804